Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated January 30, 2013

Supplementing the Preliminary Prospectus Supplement, dated January 30, 2013

Registration No. 333-184065

D.R. Horton, Inc.

$400,000,000 3.625% Senior Notes due 2018

$300,000,000 4.75% Senior Notes due 2023

Pricing Supplement

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement.

Issuer	D.R. Horton, Inc.

Title of Securities	3.625% Senior Notes due 2018 (the “2018 Notes”)

4.75% Senior Notes due 2023 (the “2023 Notes”)

Aggregate Principal Amount	$400,000,000 for the 2018 Notes

$300,000,000 for the 2023 Notes

Maturity Date	February 15, 2018 for the 2018 Notes

February 15, 2023 for the 2023 Notes

Coupon	3.625% for the 2018 Notes

4.75% for the 2023 Notes

Public Offering Price	100.0% for the 2018 Notes

100.0% for the 2023 Notes

Yield to Maturity	3.625% for the 2018 Notes

4.75% for the 2023 Notes

Spread to Benchmark Treasury	+275 basis points for the 2018 Notes

+276 basis points for the 2023 Notes

Benchmark Treasury	UST 0.875% due January 31, 2018 for the 2018 Notes

UST 1.625% due November 15, 2022 for the 2023 Notes

Interest Payment Dates	February 15 and August 15 of each year, beginning on August 15, 2013

Record Dates	February 1 and August 1 of each year

Optional Redemption	Make-whole call at T+50 bps plus accrued and unpaid interest and additional interest, if any, prior to 3 months prior to scheduled maturity, and thereafter at par.

Change of Control Triggering Event	101% of principal plus accrued and unpaid interest

Underwriting Discount	0.70% for the 2018 Notes

0.70% for the 2023 Notes

Trade Date	January 30, 2013

Settlement Date	February 5, 2013 (T+4)

We expect that delivery of the notes will be made to investors on or about the closing date specified on the cover page of the prospectus supplement, which will be the fourth business day following the date of the prospectus supplement (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes may be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery should consult their advisors.

Expected Ratings*	Ba2 (Moody’s)/BB- (S&P)/BB (Fitch) (positive/positive/positive)

CUSIP/ISIN Numbers	2018 Notes	2023 Notes
	CUSIP: 23331A BF5	CUSIP: 23331A BG3
	ISIN: US23331ABF57	ISIN: US23331ABG31

Denominations/Multiple:	$2,000 / $1,000

Joint Book-Running Managers	J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
RBS Securities Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and a related prospectus supplement) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents D.R. Horton, Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus may be obtained by calling J.P. Morgan Securities LLC toll-free at (800) 245-8812 or at the following address: J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attn: High Yield Syndicate.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.